EXHIBIT 23.2



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                              CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of CEL-SCI Corporation, File #333-160794, whereby the Company proposes to sell shares of its common stock from time-to-time at prevailing market prices. Reference is also made to Exhibit 5 included as part of this report, and included by reference as an exhibit to the Registration Statement, relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.



HART & TRINEN

/s/ William T. Hart

September 10, 2010

















Cel-Sci Exh 23 Atty consent 12-8-10